Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Announces Launch of Newest Flavor

“Sparkling Fuji Apple Pear”

Significant Penetration within Fitness Channel during Initial Launch

BOCA RATON, FL. (June 18, 2019) /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the launch of their newest flavor, Sparkling Fuji Apple Pear. The new flavor initially launched in the Fitness and Vitamin Specialty channels. Fuji Apple Pear is the newest addition to the CELSIUS® line which launched in May, becoming the ninth SKU in the line comprised of seven sparkling and two non-carbonated flavors.

In the Vitamin Specialty channel, CELSIUS® Fuji Apple Pear launched in GNC, with a mandatory 1,800 locations and authorization across all store sets.

Across the Fitness channel, national distributors Europa Sports Products and Muscle Foods will carry the new flavor and top-tier fitness retailers nationwide including Gold’s Gym, 24HR Fitness, Crunch Fitness, Xsport Fitness, Smoothie King, Youfit, Equinox via Earthbar, In-Shape Fitness and Las Vegas Athletic Club will now sell CELSIUS® Sparkling Fuji Apple Pear. In addition, CELSIUS® Fuji Apple Pear is also available online through Amazon.

“The addition of CELSIUS® Fuji Apple Pear in these respective locations highlights the significant growth we are experiencing, not only in the number of retail locations CELSIUS® is available, but also the number of SKU’s each retailer carries. As we expand our portfolio line-up, we remain aligned with the company’s mission to provide proprietary, proven and innovative SKUs that taste amazing, with a focus on health and wellness in the rapidly expanding functional energy market,” states John Fieldly, President and CEO of Celsius Holdings, Inc. “After our initial launch of Sparkling Fuji Apple Pear to the fitness channel, we anticipate significant expansion throughout all retail channels in the coming months.”

CELSIUS® is unique in being a crossover drink, with many consumers using it to enhance their workouts due to its proven functional benefits. Additionally, CELSIUS®, is also utilized as a “better for you” energy alternative as health-conscious consumers are looking for higher quality alternatives.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® functional claims are backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, The Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit Celsius at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com